EXHIBIT 99.1

NEWS

Omega Protein Announces Support of Governor’s Proposal to

Cap Chesapeake Bay Menhaden Harvests

HOUSTON, July 31, 2006 – Omega Protein Corporation (NYSE symbol: OME), the nation’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids, announced today that it has agreed to support Virginia Governor Timothy Kaine’s proposal for a temporary five-year cap on menhaden caught for industrial purposes in the Chesapeake Bay. The Governor’s proposal would cap the Company’s Chesapeake Bay menhaden harvest at its most recent five-year average (2001 to 2005) of 109,020 metric tons per year. The Governor’s proposal would also allow for a credit whereby any under-harvest in a particular year below the 109,020 metric ton cap would be added to increase the cap for the following year, up to a maximum of 122,740 metric tons per year.

The Company views the Governor’s proposal as a substantial improvement compared to the original recommendation in August 2005 by the Atlantic States Marine Fisheries Commission (“ASMFC”), which had proposed a cap of approximately 106,000 metric tons and provided no credit for under-harvests. The Company has agreed to support Governor Kaine’s proposal in an effort to move forward constructively and avoid further contention on this issue.

The Company believes that the Governor’s proposal should not have any material adverse effect on its operations. The proposed cap would not apply to the Company’s fishing operations in Virginia outside the Chesapeake Bay or in any federal waters (waters beyond three miles from shore). The Company’s Gulf of Mexico operations would also remain unrestricted by this proposal.

“The Company is very pleased that the Governor’s proposal addresses certain important practical concerns that the Company had with the original ASMFC recommendation,” said Joe von Rosenberg, Omega Protein President and CEO. “The Company and the Commonwealth clearly share the mutual goal of ensuring both the sustainability of the vital health-giving menhaden resource and hundreds of jobs in the Northern Neck of Virginia.”

The Company understands that the Commonwealth will now work with other coastal states to encourage ratification of this new accord by the ASMFC. The ASMFC is an inter-state compact formed by 15 Atlantic coastal states which assists in managing and conserving shared coastal resources.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this Form 8-K that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the possibility that the Governor’s proposal described above will not be implemented or will not be ratified by the ASMFC, or (2) the possibility that the proposed cap, if implemented, would have a material adverse effect on the Company’s business, financial results or results of operation.